UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 28, 2013

PETROQUEST ENERGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714
(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 28, 2013, PetroQuest Energy, Inc., a Delaware corporation (the “Company”), PetroQuest Energy, L.L.C., a Louisiana limited liability company (“PQLLC”), and TDC Energy LLC, a Louisiana limited liability company (“TDC” and, collectively with PQLLC, the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Purchasers”), under which the Company agreed to sell $200 million in aggregate principal amount of 10% Senior Notes due 2017 (the “New Notes”) in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The New Notes will be issued at a price equal to 100% of their face value plus accrued interest from March 1, 2013. The New Notes will have terms that, subject to certain exceptions, are substantially identical to the Company’s existing $150 million aggregate principal amount of 10% Senior Notes due 2017. The New Notes will be issued pursuant to a supplemental indenture to be entered into among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee.

Subject to certain special redemption provisions, the Company intends to use the net proceeds from the private placement to fund the purchase price of the Company’s previously announced acquisition of certain producing oil and gas assets located in the shallow waters of the Gulf of Mexico pursuant to (i) the Purchase and Sale Agreement, dated as of June 19, 2013, by and between PQLLC and Hall-Houston Exploration II, L.P. (the “Hall II PSA”), (ii) the Purchase and Sale Agreement, dated as of June 19, 2013, by and between PQLLC and Hall-Houston Exploration III, L.P. (the “Hall III PSA”), (iii) the Purchase and Sale Agreement, dated as of June 19, 2013, by and between PQLLC and Hall-Houston Exploration IV, L.P. (the “Hall IV PSA” and, together with the Hall II PSA and Hall III PSA, the “Hall-Houston PSAs” and each a “Hall-Houston PSA”), and (iv) the Purchase and Sale Agreement, dated as of June 19, 2013, by and between PQLLC and GOM-H Exploration, LLC (the “GOM-H PSA” and, together with the Hall-Houston PSAs, the “Gulf of Mexico PSAs” and each a “Gulf of Mexico PSA”). The remaining net proceeds, if any, will be used for general corporate purposes.

The offering of the New Notes is expected to close on July 3, 2013, concurrently with the expected closing of the acquisitions contemplated by the Gulf of Mexico PSAs. If the acquisitions contemplated by the Hall-Houston PSAs (such acquisitions, the “Hall Acquisitions”) do not close substantially contemporaneously with the closing of the offering of New Notes, the net proceeds from the offering will be deposited into an escrow account pending completion of the Hall Acquisitions. If the closing of the Hall Acquisitions does not occur on or prior to August 9, 2013, or if any Hall-Houston PSA is terminated prior to the consummation of the Hall Acquisitions, then the escrowed funds will be applied to the mandatory redemption of the New Notes at a price equal to the initial offering price of the New Notes plus accrued and unpaid interest from March 1, 2013 to the redemption date. If the Hall Acquisitions are consummated and the acquisition contemplated by the GOM-H PSA is not consummated prior to or concurrently therewith, the Company will be required to redeem $50 million aggregate principal amount of the New Notes at a price equal to the initial offering price plus accrued and unpaid interest from March 1, 2013 to the redemption date.

Certain of the Purchasers and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which the Company or its affiliates pay customary compensation. In addition, certain of the Purchasers and/or their affiliates acted as, and will continue to act as, arrangers, agents and/or lenders under the Company’s senior secured bank credit facility and, in such capacity, will receive a portion of the net proceeds from the private placement to the extent such proceeds are used to repay borrowings outstanding under the Company’s senior secured bank credit facility. Affiliates of certain Purchasers have agreed to provide the Company with interim financing pursuant to an unsecured bridge credit facility under certain circumstances in the event this offering is not consummated, for which these Purchasers or their affiliates will receive customary fees.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and other customary terms and conditions. Additionally, the Company has agreed to indemnify the Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Purchasers may be required to make because of any of those liabilities. Furthermore, the Company has agreed with the Purchasers not to offer or sell any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than the New Notes) for a period of 45 days after the date of the Purchase Agreement without the prior consent of J.P. Morgan Securities LLC.

The foregoing description of the Purchase Agreement is not complete and is qualified by reference to the complete document, which is filed as Exhibit 1.1 to this Form 8-K, and is incorporated herein by reference.

Item 8.01	Other Events

On June 28, 2013, the Company issued a news release announcing the pricing of the New Notes. The news release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

1.1

Purchase Agreement dated June 28, 2013, by and among PetroQuest Energy, Inc., PetroQuest Energy, L.L.C., TDC Energy LLC, and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.

99.1	News Release dated June 28, 2013.

[Signature page follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: June 28, 2013	By:	/s/ Daniel G. Fournerat
Daniel G. Fournerat
Executive Vice President and General Counsel